EXHIBIT 8.1

Name of Entity

Antemat Limited	Kienzle Bulgaria Limited (“Kienzle Bulgaria”)

Badex Investments Limited	Kienzle Time (H.K.) Limited (“Kienzle HK”)

Cavour Industrial Limited	Kienzle Uhrenfabriken G.m.b.h. (“Kienzle Germany”)

Hi-Lite Camera Company Limited (“Hi-Lite”)	Nissin Precision Metal Manufacturing Limited (“Nissin”)

Kayser Technik Limited (formerly known as “Kayser Print Limited”)	Saiwan Industries Limited

Kienzel Balkan Limited (“Kienzle Balkan”)

All of the subsidiaries are wholly-owned, other than Kienzle Balkan, which is 51% owned by the Company. In addition, all subsidiaries, with the exception of Kienzle Germany and Kienzle Bulgaria, are incorporated in Germany and the Republic of Bulgaria, respectively, are incorporated in Hong Kong.

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